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                                                                   EXHIBIT 2.10

Compass Knowledge Holdings, Inc.
2710 Rew Circle, Suite 100
Ocoee, FL 32761

To Whom It May Concern:

We hereby consent to the incorporation by reference in the Form 8K/A, File No. 000-29615, of Compass Knowledge Holdings, Inc. of our report dated October 19, 2000 with respect to the financial statements of Rutherford Learning Group, Inc., which appears in Item 7. in this Form 8K/A.

Goodall Consulting, PA
October 20, 2000